Exhibit 99.1

Knight Ridder

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Reports 2004 Fourth Quarter and Year-End Earnings

SAN JOSE, Jan. 26, 2005 – Knight Ridder (NYSE:KRI) earned $1.38 per diluted share in the fourth quarter of 2004, up 13.1% from the $1.22 earned in the same period the previous year. For the year, Knight Ridder earned $4.13 per diluted share, up 13.8% from $3.63 in 2004. Included in 2004 earnings per share is $.09 for the quarter and $.26 for the year from the resolution of certain prior-year tax matters, including interest – as compared to $.07 for the quarter and $.12 for the year in 2003.

FOURTH QUARTER

For the quarter, total operating revenue of $819.4 million was up 3.0% from the same quarter in 2003. Total advertising revenue of $648.5 million was up 4.7% from the previous year. Circulation revenue was $134.7 million, down 3.7%. Other revenue was $36.3 million, up 0.6%. Operating income was $185.2 million, up 4.4% from $177.3 million in the same quarter of 2003. Costs for the quarter were up 2.6%, while FTEs were down 0.7%. Net income was $107.2 million, up 8.2% from the previous year.

FULL YEAR

For the year, total operating revenue was $3.0 billion, up 2.3% from 2003. Total advertising revenue was $2.4 billion, up 3.1% from the previous year. Circulation revenue was $543.9 million, down 2.7% from the previous year. Other revenue was $119.2 million, up 12.0%. Operating income for the year was $585.2 million, up 3.1%. Total operating costs for the year were $2.4 billion, up 2.1%, while FTEs were down 1.2%. Net income was $326.2 million, up 10.2% from the previous year.

Commenting on the results, Knight Ridder Chairman and CEO Tony Ridder said, “2004 was a good year, capped by a particularly strong fourth quarter. For the first time since 2000, we saw year-over-year advertising increases in each of the three major categories, and help wanted was up sharply. While both advertising revenue and operating profit grew stronger quarter-by-quarter (as compared to the same period a year ago), year-over-year cost increases remained modest. Results from operations and from the favorable resolution of certain prior-year tax matters gave us the best net income we have seen in four years. Additionally, a 3.1% reduction in our fully diluted shares outstanding contributed to the double-digit EPS growth.

“In November and December, advertising revenue was up 6.6% and 4.4%, respectively. With the exception of March, skewed by an early Easter, these were our best two months of the year. Retail was up 2.6% and 2.7%, respectively – excepting September, its two strongest performances all year. In the same two months, national was up 18.6% and 5.1%. Classified was up 7.2% and 7.5% – with employment up 17.1% and 26.1%, and real estate up 13.6% and 17.3%. Only auto disappointed, as it had all year – down 5.6% for the quarter and 2.3% for the year.

“Retail advertising was up 2.1% in the fourth quarter and up 1.2% for the year – a noteworthy performance given that an 18-month decline in department store advertising continued until December of 2004. Likewise, national advertising, up 9.4% for the quarter and 2.9% for the year, demonstrated impressive resilience. Down in both the second and third quarters, it jumped back in the fourth quarter on the strength of pharmaceuticals, telecommunications, computers and financial advertising. National advertising was up even over strong comparables in December and for the full year.

“Circulation copies for the year were down for the company 0.7% daily and 0.9% Sunday, due primarily to losses in Philadelphia and San Jose. Circulation revenue for the company, reflecting discounting and circulation decline, was down 2.7% for the year.

“Strong journalism, led by our Washington Bureau and its correspondents’ widely praised coverage of the war in Iraq, was an ongoing source of pride for us all in 2004.

“Likewise, the remarkable performance of Knight Ridder Digital was a highlight of the year. Revenue was up 43.7%; profits of $36.0 million were more than double the previous year’s results. Average monthly visitors to KRD sites in 2004 were up 24% over the average monthly visitors in 2003. During the year, the Real Cities Network added 15 affiliates, bringing the total to 110. With its one-third investment in CrossMedia Services, an online local shopping directory, KRD continued to expand its consumer offerings. CareerBuilder continues to be the leading online recruitment site with respect to both total listings carried and audience reached.”

Comment on Operations

Steve Rossi, senior vice president and chief financial officer, said, “Our fourth quarter advertising revenue performance of 4.7% year-over-year growth was the strongest of the year by a wide margin – the third quarter, our second strongest, was up 3.2%.

“On top of the retail and national results, total classified for the quarter was up 6.2%. Employment was up 17.8%; real estate was up 11.0%. Both improved sequentially throughout the quarter. For the full year, total classified advertising revenue was up 5.7%, with employment up 12.5%, real estate up 8.1% and auto down 2.3%.

“Also in the quarter, the top nine markets increased 3.8% in total ad revenue; all except San Jose, which was down slightly, were up between 3.0% and 5.9%. Charlotte was up 5.9% for the quarter; Philadelphia was up 4.9%; Kansas City was up 4.4%; Miami was up 4.0%; Fort Worth was up 3.0%. The mid-sized and smaller markets were up an overall 7.5% during the same period.

“Retail’s fourth-quarter performance was virtually the same as in the third; mid and smaller sized markets did relatively better than the large markets. Home improvement, office supplies and smaller local retail did well everywhere, but the larger categories, in the larger markets – department stores, drug stores, general merchandise and home electronics – were soft. Broadly speaking, the retail patterns in place in the fourth quarter echoed what we had seen throughout the year.

“Unlike retail, national advertising strengthened dramatically in the final five months of the year, making the fourth quarter its strongest by far. Telecommunications, pharmaceuticals and computers were responsible. Markets contributing most strongly to the gains during the quarter were: Fort Worth, up 16.0%, Kansas City, up 13.4%, and Philadelphia, up 13.2%. For the year, airlines, hotels/resorts and cruises were soft, as was entertainment. National auto was up slightly. Telecommunications was up 2.9% for the year – exactly the same increase as national overall for the year.

“Within classified, recruitment was the marquee performer all year, with real estate a close second. For the quarter, Philadelphia recruitment was up 9.0%. The other large markets reflected recruitment up in a range from 11.6% to 40.3% (St. Paul). Real estate was not quite so consistent – it was up in seven of the top nine markets, in a range from 10.2% to 33.7% (St. Paul again!). Auto was soft in the quarter in every large market except Contra Costa, where it was up 5.8%. Auto’s fourth quarter was its weakest of the year; recruitment and real estate’s fourth quarters were their strongest of the year.

“The 3.7% decline in circulation revenue in the fourth quarter reflects discounting and circulation decline.

“Costs were up 2.6% in the quarter and 2.1% for the year as a whole. With the drop in FTEs, wages were up 1.6% for the quarter and 1.3% for the year as a whole. Benefits were down 2.5% in the quarter and up only 2.0% for the year, despite an overall increase in pension expense of 29.3%. A tight handle on health care costs was key to this outcome.

“Newsprint ink and supplements rose 1.7% in the quarter. The category was up 3.4% for the year on a 5% increase in the per ton price of newsprint. Our move, late last year and in the early part of this year, to a lighter grade of newsprint was critical to a relatively low newsprint expense increase compared to others in the industry. Consumption for the year was down 1%.

“For the year, losses from equity investments were essentially flat. The rising price of newsprint benefited our newsprint mill investments, while losses from our investment in Seattle and our online investees increased moderately.

“During the quarter, we repurchased approximately 1.0 million shares of Knight Ridder stock, bringing to 4.3 million the total repurchases for the year. Our remaining authorization to repurchase was 4.9 million shares as of Dec. 26, 2004. Shares outstanding at the end of the year were 76.3 million. Total debt was $1.5 billion, up $44 million from the previous year. The tax rate for the quarter was 35.5% and for the year was 34.9%, both reflecting the previously mentioned benefit from the resolution of various tax matters.

“Looking ahead, we believe we are on track to achieve the mid to high single-digit earnings per share growth for the year that we discussed at the December media conferences in New York City. It is worth pointing out, however, that first-quarter comparisons will be challenging due to: (a) overall revenue growth being weakest in the current period; (b) the Easter shift, which benefited the first quarter last year, will benefit the second quarter this year; (c) a number of new revenue initiatives with ramp-up expenses will launch in the first quarter; revenue benefits from these initiatives will come in later in the year.”

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 9.0 million daily and 12.7 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 105 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

KNIGHT RIDDER

CONSOLIDATED STATEMENT OF INCOME

(Unaudited - in thousands, except per share data)

	Quarter Ended		Year Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
OPERATING REVENUE
Advertising
Retail	$326,306	$319,486	$1,087,684	$1,074,891
National	115,012	105,112	394,165	382,995
Classified	207,196	195,077	869,179	822,436

Total	648,514	619,675	2,351,028	2,280,322
Circulation	134,684	139,810	543,933	559,234
Other	36,251	36,027	119,188	106,435

Total Operating Revenue	819,449	795,512	3,014,149	2,945,991

OPERATING COSTS
Labor and employee benefits	310,770	301,457	1,207,376	1,176,627
Newsprint, ink and supplements	106,978	105,179	396,075	383,099
Other operating costs	192,290	185,331	724,773	706,217
Depreciation and amortization	24,257	26,278	100,685	112,441

Total Operating Costs	634,295	618,245	2,428,909	2,378,384

OPERATING INCOME	185,154	177,267	585,240	567,607

OTHER EXPENSE
Interest expense, net of interest income	(14,412)	(18,666)	(54,366)	(70,544)
Interest expense capitalized	1,246	838	4,746	2,079

Interest expense, net	(13,166)	(17,828)	(49,620)	(68,465)
Equity in losses, net of earnings of unconsolidated companies and joint ventures	(2,873)	(4,212)	(23,883)	(24,077)
Minority interest in earnings of consolidated subsidiaries	(3,229)	(2,916)	(9,911)	(10,391)
Other, net	371	(343)	(532)	(1,660)

Total Other Expense	(18,897)	(25,299)	(83,946)	(104,593)

Income before income taxes	166,257	151,968	501,294	463,014
Income taxes	59,092	52,936	175,051	166,943

Net Income	$107,165	$99,032	$326,243	$296,071

NET INCOME PER SHARE
Basic	$1.39	$1.24	$4.19	$3.68

Diluted	$1.38	$1.22	$4.13	$3.63

DIVIDENDS DECLARED PER COMMON SHARE	$0.345	$0.320	$1.330	$1.180

AVERAGE SHARES OUTSTANDING
Basic	76,881	79,697	77,910	80,401

Diluted	77,737	81,021	78,950	81,477

Knight Ridder

Business Segment Information

(in thousands of dollars)

	Quarter Ended		Year Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
Operating revenue
Newspapers	$788,235	$773,718	$2,899,559	$2,866,254
Online	31,214	21,794	114,590	79,737

	$819,449	$795,512	$3,014,149	$2,945,991

Operating income (loss)
Newspapers	$189,627	$184,136	$595,670	$591,931
Online	8,843	4,414	36,007	15,214
Corporate	(13,316)	(11,283)	(46,437)	(39,538)

	$185,154	$177,267	$585,240	$567,607

Depreciation and amortization
Newspapers	$22,293	$24,349	$92,658	$103,595
Online	840	718	3,345	3,677
Corporate	1,124	1,211	4,682	5,169

	$24,257	$26,278	$100,685	$112,441